EXHIBIT 99.1

PriceSmart Announces February Sales; SEC Extension of Section 404 Compliance Dates

Applicable to the Company Also Announced

SAN DIEGO, March 9 /PRNewswire-FirstCall/ — PriceSmart, Inc. (Nasdaq: PSMT – News) today announced that for the month of February 2005, net sales increased 10.9% to $48.4 million from $43.7 million in February a year earlier. For the six months ended February 28, 2005, net sales increased 8.5% to $331.9 million from $306.0 million in the same period last year.

For the five weeks ended March 6, 2005, comparable warehouse sales for warehouse clubs open at least 12 full months increased 11.1% compared to the same five-week period last year. For the twenty-six weeks ended March 6, 2005, comparable warehouse sales for stores open at least 12 full months increased 8.6%.

The Company also announced that it will have an additional year before it will be required to comply with Securities and Exchange Commission rules implementing Section 404 of the Sarbanes-Oxley Act. The Company is one of a number of companies covered by a one-year extension of compliance dates for “non-accelerated filers” announced by the SEC on March 2, 2005.

The Company has determined that it will be a “non-accelerated filer” for the fiscal year ending August 31, 2005 because the aggregate market value of the Company’s common stock held by non-affiliates of the Company is less than $75 million.

The Company previously announced that it was beginning to explore possible transactions that would result in the termination of its SEC reporting requirements, in part because of the significant additional expense, as well as diversion of management time and attention, associated with implementing and ongoing Section 404 compliance procedures. Because the one-year extension applies to PriceSmart, the Company now has additional time to consider possible alternatives, and to implement any such transaction, before it would have to comply with the rules implementing Section 404.

The now-deferred SEC rules implementing Section 404 require companies to include in their annual reports management’s assessment of internal controls over financial reporting and accompanying auditors reports regarding management’s assessment.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Central America, the Caribbean, and Asia, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 26 warehouse clubs in 12 countries and one U.S. territory (four each in Panama and the Philippines; three in Costa Rica; two each in Dominican Republic, El Salvador, Guatemala, Honduras, and Trinidad; and one each in Aruba, Barbados, Jamaica, Nicaragua and the United States Virgin Islands).

This press release may contain forward-looking statements concerning the Company’s anticipated future revenues and earnings, adequacy of future cash flow and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including the following risks: the Company had a substantial loss in fiscal 2003, in fiscal 2004 and the first quarter of fiscal 2005 and may continue to incur losses in future periods; the Company is required to comply with financial covenants governing its outstanding indebtedness and is out of compliance with certain covenants, which gives lenders the right to accelerate the Company’s indebtedness; the Company’s financial performance is dependent on international operations; any failure by the Company to manage its widely dispersed operations could adversely affect its business; although the Company has taken steps to significantly improve its internal controls, there may be material weaknesses or significant deficiencies that the Company has not yet identified; the Company is currently defending litigation relating to its financial restatement; the Company faces significant competition; the Company may encounter difficulties in the shipment of and inherent risks in the importation of merchandise to its warehouse clubs; the success of the Company’s business requires effective assistance from local business people; the Company is exposed to weather and other risks associated with international operations; declines in the economies of the countries in which the Company operates its warehouse clubs would harm its business; a few of the Company’s stockholders have control over the Company’s voting stock, which will make it difficult to complete some corporate transactions without their support and may prevent a change in control; the loss of key personnel could harm the Company’s business; the Company is subject to volatility in foreign currency exchange; the Company faces the risk of exposure to product liability claims, a product recall and adverse publicity; a determination that the Company’s long-lived or intangible assets have been impaired could adversely affect the Company’s future results of operations and financial position; and the Company faces increased costs and compliance risks associated with Section 404 of the Sarbanes-Oxley Act of 2002; as well as the other risks detailed in the Company’s SEC reports, including the Company’s Form 10-Q filed pursuant to the Securities Exchange Act of 1934 on January 14, 2005. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. Certain prior period amounts have been reclassified to conform to the current period presentation.

For further information, please contact Robert E. Price, Interim Chief Executive Officer (858) 551-2336; or John M. Heffner, Executive Vice President and Chief Financial Officer (858) 404-8826.